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                                                                    EXHIBIT 8(a)

                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     BETWEEN

                              OPUS INVESTMENT TRUST

                                       AND

                        ALPS MUTUAL FUNDS SERVICES, INC.

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                                TABLE OF CONTENTS
                                                                            Page

1.      Terms of Appointment and Duties........................................1

2.      Fees and Expenses                                                      5

3.      Representations and Warranties of the Transfer Agent...................6

4.      Representations and Warranties of the Fund.............................6

5.      Wire Transfer Operating Guidelines.....................................7

6.      Indemnification.......................................................10

7.      Standard of Care......................................................11

8.      Confidentiality ......................................................11

9.      Covenants of the Fund and the Transfer Agent..........................13

10.     Termination of Agreement..............................................14

11.     Assignment and Third Party Beneficiaries..............................15

12.     Subcontractors    ....................................................15

13.     Miscellaneous     ....................................................16

14.     Additional Funds......................................................16

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                      TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the 11th day of October, 2004, by and between Opus Investment Trust, a Massachusetts business trust, having its principal office and place of business at 440 Lincoln Street, Worcester, Massachusetts 01653 (the "Fund"), and ALPS Mutual Funds Services, Inc., a Colorado corporation having its principal office and place of business at 1625 Broadway, Suite 2200, Denver, Colorado 80202 (the "Transfer Agent").

WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Fund presently offers shares in one series, which shall be named in the attached Schedule A which may be amended by the parties from time to time (each such fund, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Section 15, being herein referred to as a "Portfolio", and collectively as the "Portfolios"); and

WHEREAS, the Fund on behalf of the Portfolios desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.                      Terms of Appointment and Duties

        1.1 Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as its transfer agent for the Fund's authorized and issued shares of its beneficial interest ("Shares"), dividend disbursing agent, and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each of the respective Portfolios of the Fund ("Shareholders") and as set out in the currently effective prospectus and statement of additional information ("Prospectus") of the Fund on behalf of the applicable Portfolio, including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Fund on behalf of each of the Portfolios, as applicable and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:

                (a) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Agreement and Declaration of Trust of the Fund (the "Custodian");

                (b) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

                (c) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

                (d)     With respect to the transactions enumerated in 1.1 (a),
                        (b) and (c) above, the Transfer Agent shall execute transactions directly with broker-dealers and other financial institutions authorized by the Fund, deemed to be acting as a limited agent of the Fund. The Transfer Agent will execute transactions only from broker-dealers and other financial institutions who have adopted and implemented internal controls reasonably designed to ensure that order or redemption requests received in proper form by the terms specified in the Prospectus (currently, the close of regular trading on the New York Stock Exchange) will be processed on that day and order or redemption requests received in proper form after the terms specified in the Prospectus (currently, the close of regular trading on the New York Stock Exchange) will be processed on the next business day;

                (e) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

                (f) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

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                (g)     Prepare and transmit payments for dividends and
                        distributions declared by the Fund on behalf of the applicable Portfolio;

                (h) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing;

                (i) Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund; and

                (j) Perform additional telephone support services as detailed in Schedule 1.1, which may be amended in writing by the parties from time to time.

                (k) Orders or redemption requests received in proper form by the terms specified in the Prospectus (currently, the close of regular trading on the New York Stock Exchange) will be processed by the Transfer Agent that day and orders or redemption requests received in proper form after the terms specified in the Prospectus (currently, the close of regular trading on the New York Stock Exchange) will be processed by the Transfer Agent on the next business day.

        1.2 Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Transfer Agent shall perform the following services:

                (a) Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, withholding taxes on U.S. resident and non-resident alien accounts and maintaining records with respect to such withholding, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information;

                (b) Control Book. Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

                (c) "Blue Sky" Reporting. The Fund shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Transfer Agent for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund, providing a system which will enable the Fund to monitor the total number of Shares sold in each State, and providing any other information reasonably requested by the Fund to fulfill the Fund's obligation to monitor blue sky compliance;

                (d)     National Securities Clearing Corporation (the "NSCC").
                        (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC's participants, including the Fund), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from the NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent; (ii) issue instructions to Fund's banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Fund's records on the Transfer Agent's computer system (the "System") in accordance with NSCC's Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on the System through Networking; and

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                (e)     New Procedures. New procedures as to who shall provide
                        certain of these services in Section 1 may be established in writing from time to time by agreement between the Fund and the Transfer Agent. Pursuant to such agreement the Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf.

2.                      Fees and Expenses

        2.1 Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent fees as set forth in the attached fee schedule ("Schedule 2.1"). Such fees and out-of-pocket expenses and advances identified under Section 2.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

        2.2 Out-of-Pocket Expenses. In addition to the fee paid under Section 2.1 above, the Fund agrees to reimburse the Transfer Agent for reasonable out-of-pocket expenses, including but not limited to statement and confirmation production, postage, forms, telephone, records storage, or advances incurred by the Transfer Agent for the items set out in Schedule 2.1 attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund.

        2.3 Postage. Postage for mailing of dividends, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

        2.4 Invoices. The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each billing notice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Fund. The Fund shall settle such disputed amounts within ten (10) business days from the day on which the parties agree on the amount to be paid, or at such later date as may be agreed upon by the Transfer Agent, by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

        2.5 Cost of Living Adjustment. Following each Term, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent as previously provided in the previous Term, the total fee for all services shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties.

        2.6 Late Payments. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Fund shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Fund) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Colorado law.

3.                      Representations and Warranties of the Transfer Agent

        The Transfer Agent represents and warrants to the Fund that:

        3.1 It is a Colorado corporation duly organized and existing and in good standing under the laws of the State of Colorado.

        3.2 It is duly qualified to carry on its business in the State of Colorado.

        3.3 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

        3.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

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        3.5             It has and will continue to have access to the necessary
                        facilities, equipment and personnel to perform its duties and obligations under this Agreement.

        3.6 It is, and will continue to be, registered as a transfer agent under the Securities Exchange Act of 1934, as amended.

        3.7 It is duly licensed to use Envision PowerAgent Transfer Agency System and will continue to maintain such license during the term of this Agreement.

        3.8 It will adopt and implement written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws (as defined under Rule 38a-1 of the Investment Company Act of 1940, as amended) by the Fund. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Fund any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Funds with an annual report of each Material Compliance Matter (as defined under Rule 38a-1 of the Investment Company Act of 1940, as amended) that occurred since the date of the last report.

        3.9 It will impose and collect any redemption fees imposed by the Portfolios of the Fund in accordance with the terms set forth in the Prospectus.

4.                      Representations and Warranties of the Fund

        The Fund represents and warrants to the Transfer Agent that:

        4.1 It is a statutory trust duly organized and existing and in good standing under the laws of the state of Massachusetts.

        4.2 It is empowered under applicable laws and by its Agreement and Declaration of Trust and Bylaws to enter into and perform this Agreement.

        4.3 All trust proceedings required by said Agreement and Declaration of Trust and Bylaws have been taken to authorize it to enter into and perform this Agreement.

        4.4 It is an open-end management investment company registered under the Investment Company Act of 1940, as amended.

        4.5 A registration statement under the Securities Act of 1933, as amended is currently, or will be upon commencement of operations, effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

5.                      Wire Transfer Operating Guidelines/Articles 4A of the
                        Uniform Commercial Code

        5.1 Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure"), attached hereto as Schedule B chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

        5.2 Security Procedure. The Fund acknowledges that the Security Procedure it has designated on the Fund Selection Form, attached hereto as Schedule B, was selected by the Fund. The Fund must notify the Transfer Agent immediately of any change in the Fund's authorized personnel. The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure. The Transfer Agent is authorized to make exceptions to the Security Procedures if instructed by the Fund. For purposes of this section only, instructions received from representatives of Opus Investment Management, Inc. , the Fund's Investment Adviser, will be considered to be instructions from the Fund.

        5.3 Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

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        5.4             Rejection. The Transfer Agent reserves the right to
                        decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent's receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent's sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

        5.5 Cancellation Amendment. The Transfer Agent shall use reasonable best efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, in absence of negligence, bad faith or willful misconduct by the Transfer Agent, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

        5.6 Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure and acts without negligence, bad faith or willful misconduct. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

        5.7 Interest. Absent negligence, bad faith or willful misconduct, the Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

        5.8 ACH Credit Entries/Provisional Payments. When the Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

        5.9 Confirmation. Confirmation of Transfer Agent's execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent's information systems, or by facsimile or call-back. Fund must report any objections to the execution of an order within thirty (30) days.

6.                      Indemnification

        6.1 The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

                (a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement (including the defense of any law suit in which the Transfer Agent or affiliate is a named party), provided that such actions are taken in good faith and without negligence or willful misconduct;

                (b) The Fund's lack of good faith, negligence or willful misconduct;

                (c) The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund in writing, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Fund or any of its officers reasonably believed by the Transfer Agent to be authorized by the Fund's Board of Trustees; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or
                        (iv) any paper or document, reasonably believed to be genuine, authentic, and signed by the proper person or persons;

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                (d)     The offer or sale of Shares in violation of federal or
                        state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

                (e) The negotiation and processing of any checks including without limitation for deposit into the Fund's demand deposit account maintained by the Transfer Agent, excluding checks not made payable to the order of the Fund, the Fund's management company, custodian, transfer agent or distributor or the retirement account custodian or trustee for a plan account investing in Shares (such checks are commonly known as "third party checks") which checks are tendered to the Bank for the purchase of Shares; or

                (f) Upon the Fund's request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.

        6.2 In order that the indemnification provisions contained in this Section 6 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Transfer Agent, the Transfer Agent shall have acted without negligence, bad faith or willful misconduct and shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Transfer Agent. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Transfer Agent except with the Fund's prior written consent.

7.                      Standard of Care

                        The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. According to mutually agreed upon procedures, the Transfer Agent agrees to use reasonable efforts with regard to the processing of investments checks. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and
                        Section 4-209 of the Uniform Commercial Code is superseded by Section 7 of this Agreement.

8.                      Confidentiality

        8.1 The Transfer Agent and the Fund agree that they will not, at any time during the Term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any Shareholders' or customers' lists, trade secrets, cost figures and projections, profit figures and projections, or any personal information of the Fund's shareholders or other secret or confidential information whatsoever, whether of the Transfer Agent or of the Fund, used or gained by the Transfer Agent or the Fund during performance under this Agreement. For purposes of this Agreement, Confidential Information shall also include:

                (a) Any data or information that is competitively sensitive material, and not generally known to the public, including but not limited to, information about product plans, marketing strategies, finance, operations, customer relationship, customer profiles, Shareholder personal information, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or the Transfer Agent, their respective affiliates and customers, shareholders, clients and suppliers of any of them;

                (b) Any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or the Transfer Agent a competitive advantage over its competitors;

                (c) All confidential or proprietary concepts, documentation, reports, data specifications, computer software, source code, object code, flow charts, databases, inventions, know-how and trade secrets, whether or not patentable or copyrightable; and

                (d) Information that the Fund is required to keep confidential pursuant to agreements with third party service providers.

                        Confidential information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released with the written permission of the other party for general disclosure by a written release by the Transfer Agent or the Fund, as the case may be; (iii) are already in the possession

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                        of the receiving party at the time of receipt without
                        obligation of confidentiality or breach of this Agreement; (iv) are subsequently disclosed to a party hereto on a non-confidential basis by a third party that is not bound by an agreement of non disclosure or confidentiality with another party hereto or its affiliates, which rightfully acquired such information; or (v) are independently developed by a party hereto.

                        The Fund and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Fund agent for purposes of providing services under this Agreement, provided such parties are bound by the same obligations to maintain confidentiality as set forth above.

        8.2 In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will use reasonable efforts to notify the Fund to the extent legally permitted and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

        8.3 The Fund and the Transfer Agent shall each comply with all applicable laws, rules and regulations relating to privacy, confidentiality, data security and the handling of personal financial information applicable to it that may be established from time to time, including but not limited to the Gramm-Leach-Bliley Act and Securities and Exchange Commission Regulation S-P (17 CFR Part 248) promulgated thereunder.

9.                      Covenants of the Fund and the Transfer Agent

        9.1 The Fund shall promptly furnish to the Transfer Agent the following:

                (a) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

                (b) A copy of the Agreement and Declaration of Trust and By-Laws of the Fund and all amendments thereto.

        9.2 The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

        9.3 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable as required by applicable laws, rules and regulations. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

        9.4 The Transfer Agent shall provide assistance to and cooperate with the Fund's internal or external auditors in connection with any Fund-directed audits. The Transfer Agent shall provide such assistance in accordance with reasonable procedures and at reasonable frequencies, which shall not exceed twice each calendar year unless otherwise agreed to by the parties, and the Fund shall provide reasonable advance notice to the Transfer Agent of such audits. For purposes of such audits, at the request of the Fund, the Transfer Agent will use reasonable efforts to make available, during normal business hours, all required records, data and operating processes for review by such auditors. On an annual basis, the Transfer Agent will provide the Fund with copies of its SAS 70 report. The Fund understands and agrees that its auditors will be required by the Transfer Agent to execute a confidentiality agreement prior to being given access to such records, data and operating processes.

10.                     Termination of Agreement

        10.1 Term. The term of this Agreement shall be one year ("Initial Term") from the date first stated above unless terminated pursuant to the provisions of this Section
                        10. After the Initial Term, this Agreement will renew automatically from year to year (each such renewal year and the Initial Term, each a "Term"). After the initial term, this Agreement may be terminated by either party upon at least sixty
                        (60) days' written notice to the other party. No later than ninety (90) days before the expiration of each Term the parties to this Agreement will agree upon a Fee Schedule for the upcoming Term. Otherwise, the fees shall be increased pursuant to Section 2.5 of this Agreement. In the event of the termination of this Agreement, the terms of this Agreement shall continue in effect until the date that the Deconversion (defined below) of the Fund is completed.

        10.2 Termination; Deconversion. In the event that this Agreement is terminated, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Fund, the Transfer Agent, at the Fund's request, shall offer reasonable assistance to the Fund in converting the records of the Fund from the Transfer Agent's systems to whatever services or systems are selected by the Fund (the "Deconversion"). As used herein "reasonable assistance" and "transitional assistance" shall not include requiring the Transfer Agent (i) to assist any new service or system provider (the "new agent") to modify, to alter, to enhance, or to improve the new agent's system, or to provide any new functionality to the new agent's system, (ii) to disclose any Proprietary Information of the Transfer Agent, or (iii) to develop Deconversion software, to modify any Transfer Agent software, or to otherwise alter the format of the data as maintained on any Transfer Agent's systems. Notwithstanding anything contained in this Agreement to the contrary, should the Fund desire to carry out such Deconversion, the Transfer Agent shall use its best efforts to facilitate the conversion on such date; however, there can be no guarantee or assurance that the Transfer Agent will be able to complete a Deconversion by such requested date.

        10.3 Fees and Expenses upon Termination. Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Fund. Additionally, the Transfer Agent reserves the right to charge a reasonable fee for its deconversion services. In the event of termination of this Agreement, the Fund agrees to pay the Transfer Agent promptly all amounts due the Transfer Agent hereunder for services performed and reasonable out-of-pocket expenditures incurred prior to such termination.

        10.4 Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

        10.5 Termination by the Fund. The Fund, in addition to any other rights and remedies, shall have the right to terminate this Agreement upon the occurrence of (i) the bankruptcy of the Transfer Agent or the appointment of a receiver therefore if such proceedings are not dismissed within 21 days of being brought, or (ii) the material failure by the Transfer Agent to perform its duties and obligations under this Agreement or a material breach of this Agreement by the Transfer Agent. With respect to
                        (i), the termination shall be effective at any time specified in a written notice from the Fund to the Transfer Agent. With respect to (ii), the Fund shall provide the Transfer Agent with written notice identifying such failure or breach and stating its intention to terminate the Agreement in sixty (60) days from the date of such notice if such failure or breach has not been cured by the Transfer Agent within thirty
                        (30) days after receipt of such written notice from the Fund,except that any failure by the Transfer Agent to maintain its registration as a transfer agent must be cured immediately.

        10.6 Termination by the Transfer Agent. The Transfer Agent, in addition to any other rights and remedies, shall have the right to terminate this Agreement upon the occurrence at any time of (i) the bankruptcy of the Fund or the appointment of a receiver therefore if such proceedings are not dismissed within 21 days of being brought, or (ii) the material failure by the Fund to perform its duties and obligations under this Agreement or a material breach of this Agreement by the Fund. With respect to (i), the termination shall be effective at any time specified in a written notice from the Transfer Agent to the Fund. With respect to (ii), the Transfer Agent shall provide the Fund with written notice identifying such failure or breach and stating its intention to terminate the Agreement in sixty (60) days from the date of such notice if such failure or breach has not been cured by the Fund within thirty (30) days after receipt of such written notice from the Transfer Agent.

11.                     Assignment and Third Party Beneficiaries

        11.1 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

        11.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

        11.3 This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided in Section 12.1 and
                        Schedule 1.1, neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

12.                     Subcontractors

        12.1 Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same, and shall have acted without negligence, bad faith or willful misconduct.

13.                     Miscellaneous

        13.1 Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and, if material, authorized or approved by a resolution of the Board of Trustees of the Fund.

        13.2 Colorado Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the state of Colorado.

        13.3 Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, and such party has acted without negligence, bad faith or willful misconduct, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. In the event of a disaster rendering the Transfer Agent's systems or facilities inoperable, the Transfer Agent will use all reasonable efforts to continue to provide services to the Fund in accordance with the Transfer Agent's then current Business Contingency plan, which includes such general back-up facilities as the Transfer Agent reasonably determines to be appropriate.

        13.4 Notice. A copy of the Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

        13.5 Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

        13.6 Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

        13.7 Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

        13.8 Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

        13.9 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

        13.10 Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

        13.11 Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

        13.12 Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

                                (a)   ALPS Mutual Funds Services, Inc.
                                      1625 Broadway, Suite 2200
                                      Denver, CO  80202
                                      Attention: Legal Department

                                (b)   If to the Fund, to:
                                      Opus Invesment Trust
                                      440 Lincoln Street
                                      Worcester, Massachusetts 01653
                                      Attention: General Counsel

14.                     Additional Funds

                        In the event that the Fund establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


ALPS MUTUAL FUNDS SERVICES, INC.        OPUS INVESTMENT TRUST

By:  /s/ Edward J. Burke                By:  /s/ Donald P. Wayman
-------------------------------------   ----------------------------------------
Name: Edward J. Burke                   Name: Donald P. Wayman
Title: President                        Title: Vice President

                                   SCHEDULE A
                                    Fund List

                             Opus Cash Reserves Fund

                                  SCHEDULE 1.1
                    ADDITIONAL TELEPHONE SUPPORT AND SERVICES

        I.              SERVICES

                1.      Transfer Agent and Telephone Support Function

                   a. Maintain a telephone recording system that records all orders and instructions. Transfer Agent shall maintain these records in accordance with applicable federal and state regulations.

                   b. Answer telephone inquiries from 7:00 a.m. to 6 p.m. Mountain time Monday through Friday except for Holidays as recognized by the New York Stock Exchange from customers and prospective customers of the Fund.

                   c. Require shareholder service representatives to obtain a Series 6 license within 12 months of providing service for the Fund.

                2. Send all literature orders for information received by the Transfer Agent to the fulfillment agent for the Fund within one business day.

                3. Provide the Fund with reports detailing the calls received during the month in the form that the Fund may reasonably request;


ALPS MUTUAL FUNDS SERVICES,                INC.OPUS INVESTMENT TRUST


By:    /s/ Edward J. Burke                 By:   /s/ Donald P. Wayman
       ---------------------------------         -------------------------------
Name:  Edward J. Burke                     Name: Donald P. Wayman
Title: President                           Tile: Vice President
Date:  10/11/04                            Date: 10/12/04

                                  SCHEDULE 2.1

                                  Fee Schedule

Base Fee:

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens.

There is a one-time start-up fee of $3,500. Annual Fund Base Fee equals $45,000 per primary class of each fund. Open Account Fee is $15 per open account. Inactive Account Fee is $5 per inactive account./1/ Closed Account Fee is $0.50 per closed account./2/

Each additional class of shares for each Portfolio will be charged a $5,000 Annual Fund Base Fee plus the Open, Inactive, and Closed Account Fees as noted above.

/1/ An inactive account is an account with a zero balance that has had activity in the last eighteen months.

/2/ A closed account is an account with a zero balance that has not had activity in the last eighteen months.

Out-of-Pocket Fees:

The following fees represent expenses that may be incurred by ALPS from outside vendors. These fees are passed directly through at cost to our clients as out-of-pocket expenses. The following fees are estimates and are subject to change:

        . $15 annual fee on fiduciary accounts (may be charged to shareholders directly)

        .       Monthly NSCC-interface fees

        . The cost of printing and mailing shareholder confirmations and statements

        .       The cost of fund-specific statement paper and envelopes

        .       Customized programming

        . Other miscellaneous expenses that may occur at the fund's direction

ALPS MUTUAL FUNDS SERVICES, INC.        OPUS INVESTMENT TRUST

By: /s/ Edward J. Burke                 By: /s/ Donald P. Wayman
------------------------------------    ----------------------------------------
Name: Edward J. Burke                   Name: Donald P. Wayman
Title: President                        Title: Vice President

                                   Schedule B

                               SECURITY PROCEDURES

TELEPHONE VERIFICATION PROCEDURES:

The Transfer Agent will require verification of all of the following by the caller

                                [ ]   Social Security number or Tax ID number

                                [ ]   Account Registration / Legal Name of
                                      Account

                                [ ]   Mailing Address of Record

FAX VERIFICATION PROCEDURES:

The Transfer Agent will require that the fax contain an authorized signature for verification. In addition, for faxed applications, the Transfer Agent will require the shareholder to mail the original in a timely manner.

                                                                       Phone           Fax                   Mail
------------------------------------------------------------------ --------------- ------------ -----------------------------
                                                                                                 NO Signature     Signature
                                                                                                  Guarantee       Guarantee
                                                                                                   Required      Required(2)
------------------------------------------------------------------ --------------- ------------ --------------- -------------
                                   Redemptions
        Wire to bank instructions on record
        Wire to new bank instructions
        Exchanges between classes
                                    Purchases
        Purchase by wire
                                    Transfers
        Transfer assets to different account registration
                               Account Maintenance
Establish new account
Change address of record
Change account registration
Add bank wiring instructions
Remove bank wiring instructions
Change interested party (additional mailings)
Change broker dealer of record
Change dividend options
Addition or removal of authorized signer or transactor
-----------------------------------------------------------------------------------------------------------------------------

In addition to the transaction discussed above, ALPS will follow the following procedures with respect to corporate accounts:

        . The Transfer Agent may require authorization from the Fund to accept outdated corporate resolutions.

        . The Transfer Agent will require authorization from the Fund to accept transactions or maintenance requests for accounts with corporate resolutions missing authorized signatories.


ALPS MUTUAL FUNDS SERVICES, INC.        OPUS INVESTMENT TRUST

By: /s/ Edward J. Burke                 By: /s/ Donald P. Wayman
-------------------------------------   ----------------------------------------
Name: Edward J. Burke                   Name: Donald P. Wayman
Title: President                        Title: Vice President